                                                                     EXHIBIT 8.2


                                January 25, 1999

Key Bank USA, National Association
127 Public Square
Cleveland, Ohio 44114


               RE:  KEYCORP STUDENT LOAN TRUST 1999-A
                    FLOATING RATE ASSET BACKED NOTES
                    AND FLOATING RATE ASSET BACKED CERTIFICATES


Ladies & Gentlemen:

     We have been retained by KeyCorp Student Loan Trust 1999-A (the "Trust") and Key Bank USA, National Association ("Key Bank") as special Pennsylvania tax counsel to render an opinion as to certain Pennsylvania tax consequences in connection with the issuance and sale of Floating Rate Asset Backed Notes (the "Notes"), to be issued pursuant to the Indenture, dated as of January 1, 1999, between the Trust and Bankers Trust Company, as Trustee; and the issuance and sale of Floating Rate Asset Backed Certificates (the "Certificates") to be issued pursuant to the Amended and Restated Trust Agreement, dated as of January 1, 1999, between Key Bank and The First National Bank of Chicago, as Eligible Lender Trustee.

     In rendering this opinion, we have examined the preliminary Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-3 (Registration No.: 333-58073), as amended, as filed with the Securities and Exchange Commission (the "Registration Statement"), the Pennsylvania Tax Reform Code of 1972, as amended (the "Code"), Regulations promulgated under the Code, Pennsylvania Department of Revenue rulings, judicial decisions, and such other documents, records, and questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. All capitalized terms used herein and not otherwise defined have the respective meanings specified in the Prospectus.

     Based upon our examination of the Prospectus and subject to the assumptions, exceptions, limitations and qualifications set forth in said Prospectus and herein, if the transactions are consummated in accordance with the terms of the Prospectus (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements set forth in the Prospectus under the headings "Pennsylvania Income and Franchise Tax Consequences with Respect to the Notes" and "Pennsylvania Income and Franchise Tax Consequences with Respect to the Certificates" as attached hereto and incorporated herein by

Key Bank USA, National Association
reference accurately reflect our opinion.

     This opinion is based on the Code, Regulations promulgated under the Code, Pennsylvania Department of Revenue rulings, judicial decisions, and the applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. This opinion is limited solely to the Pennsylvania state tax consequences of the Notes and Certificates set forth in the Prospectus and does not address any other tax consideration under foreign, federal, local or other Pennsylvania law.

     We hereby consent to the references in the Prospectus to the fact that this opinion has been rendered and will be included as an exhibit to the Registration Statement. We undertake no responsibility to update this opinion.

     This opinion is being furnished to you specifically in connection with the Notes and Certificates being offered under the Prospectus, and solely for your information and benefit. It may not be relied on by you in any other connection, and it may not be relied on by any other person for any purpose. This opinion may not be assigned, used or quoted, other than in the Prospectus, without our prior written consent.


                              Very truly yours,



                              KIRKPATRICK & LOCKHART LLP